Exhibit 10.2

Name of Notary	:	ANUSHA MANORI FERNANDO.
Code No	:	01965
Judicial Zone	:	Colombo
Date of Attestation of Lease	:	17th November 2017
Number of Lands for Registration	:	One
Prior Registration	:	A 850/71, Right of way- A 640/257, A 638/250, A 638/249
Consideration	:	LKR.1,519,217,070/-
Stamp Duty	:	Rs.15,192,180/-
Date which Stamp duty paid	:	November 2017
Counter No	:	239
Duplicate to be handed over	:	Colombo

INDENTURE OF LEASE NO:

THIS INDENTURE OF LEASE made and entered into at Colombo in the Republic of Sri Lanka on this Seventeenth (17th) day of  November Two Thousand and Seventeen (2017)

BY AND BETWEEN

ORION DEVELOPMENT (PRIVATE) LIMITED  a Company duly incorporated in Sri Lanka under the Companies Act No.17 of 1982 and re-registered under the Companies Act No. 7 of 2007 bearing Company Registration No PV 15546 and having its Registered Office at 752 Baseline Road Colombo 9 in the said Republic of Sri Lanka (hereinafter  referred to as “the Sub-Lessor” which term or expression as herein used shall where the context so requires or admits mean and include the said ORION DEVELOPMENT  (PRIVATE) LIMITED  and its successor or successors and  assigns in title) of the ONE PART

AND

VIRTUSA (PRIVATE) LIMITED a Company duly incorporated in the said Republic of Sri Lanka under the Companies Act No. 17 of 1982 and re-registered under the Companies Act No. 7 of 2007 bearing Company Registration No. PV- 4974.and having its Registered Office at No 752 Dr. Danister De Silva Mawatha, Colombo 9 in the said Republic of Sri Lanka (hereinafter referred to as “the Sub-Lessee” which term or expression as herein used shall where the context so requires or admits mean and include the said VIRTUSA (PRIVATE) LIMITED and its successor or successors and assigns in title) of the OTHER PART

W H E R E A S:

The Sub-Lessor is under and by virtue of Indenture of Lease No.595 dated the Thirtieth day of March Two Thousand and Seven attested by U.S.N.P Perera of Colombo Notary Public with CEYLON SYNTHETIC TEXTILES MILLS LIMITED seized and possessed of or otherwise well and sufficiently entitled to the leasehold rights over the land and premises with the building and everything thereon bearing Assessment No. 752 Dr. Danister de Silva Mawatha Colombo 9 described in the First Schedule hereto together with the right of way mentioned in the said Schedule hereto along the allotments of land morefully described in the said First Schedule hereto for a period of THIRTY (30) years commencing from 15th March 2007 and ending on 14th March 2037.

In terms of Clause 5 (3) of the said Indenture of Lease No.595 the Sub-Lessor is permitted to sub-lease or sub-let the said premises to any third party carrying on IT (Information Technology) & ITES (Information Technology Enabled Services) related businesses.

In pursuance of the said Clause 5 (3) the Sub-Lessor has agreed with the Sub-Lessee to sub-lease, sub-let and demise unto the Sub- Lessee and the Sub-Lessee has agreed with the Sub-Lessor to take on sub-lease an area of  One Hundred Twenty Nine Thousand Seven Hundred and Twelve  Square Feet (129,712 Sq.Ft) on the Floors depicted in the diagrams  marked Annexure One (1) (signed by the Sub Lessor and the Sub Lessee for purposes of identification) of the building standing on the said allotment of land and premises bearing Assessment No.752, Dr. Danister De Silva Mawatha Colombo 09 morefully described in the First Schedule hereto for a period of Five (05)  years commencing on the Fifteenth (15th) day of October Two Thousand and Seventeen (2017) and ending on the Fourteenth (14th) day of October Two Thousand and Twenty Two (2022) upon and subject to the terms and conditions hereinafter set forth and contained.

NOW THIS INDENTURE WITNESSETH AS FOLLOWS:-

1.(a)                      In this Indenture the following words shall have the following meanings:

“Building” means the Buildings depicted in the diagram marked Annexure One (1) standing on the land morefully described in the First Schedule hereto.

“the said Floor Area” means an office Space containing a floor area of One Hundred Twenty Nine Thousand Seven Hundred Twelve Square Feet (129,712 Sq.Ft)  of the Floors on the  Diagrams depicted in Annexure One (1) which has been agreed and signed by the Sub-Lessor and the Sub-Lessee for purposes of identification  of the said Building.

“Common Areas” means those parts, areas, premises and facilities of and in the Building which are not demised or intended to be demised by the Sub Lessor to the Sub Lessee or to any other tenant and which are now or hereafter provided by the Sub Lessor for the common use of the tenants of the Building and its customers employees invitees and licensees in common with the Sub Lessor and all other persons having the like right to use the same.

(b)                                That in pursuance of the said agreement and in consideration of the rents hereinafter reserved  and  of  the  observance  and  performance  of  the  several  covenants and conditions terms and requirements hereinafter set forth and contained on the part of the Sub Lessee to be paid done observed and performed the Sub Lessor doth hereby lease and demise unto the Sub Lessee One Hundred Twenty Nine Thousand Seven Hundred and Twelve  Square Feet (129,712 Sq.Ft) of the Floors depicted in the Diagrams marked Annexure One (01) annexed hereto signed by the  Sub Lessor and the  Sub Lessee for purposes of identification) standing on  the building bearing Assessment  No. 752 Dr. Danister de Silva Mawatha Colombo 9 situated at the land and premises more fully described in the First Schedule hereto together with the right of way mentioned in the said First Schedule hereto along the allotments of land morefully described in the said First Schedule hereto and all other rights ways through the Common Areas and the right to use the common amenities, privileges, easements and servitudes used therewith or pertaining thereto  and together with the reserved parking facilities for Two Hundred and Thirty Three(233) motor cars set forth in clause 3(d) hereof and (all of which are hereinafter called and referred to as “the demised premises”).

(c)                                 TO HOLD the demised premises unto the Sub-Lessee for and during the term and period of Five (05)  years commencing on the Fifteenth  (15th) day of October Two Thousand and Seventeen (2017) and ending on the Fourteenth (14th) day of October Two Thousand and Twenty Two (2022) (hereinafter sometimes referred to as “the term and period”).

(d)                                 YIELDING AND PAYING therefore unto the Sub-Lessor during the term and period the aggregate lease rental of Sri Lankan Rupees One Thousand Five Hundred and Nineteen Million Two Hundred and Seventeen Thousand and Seventy (LKR.1,519,217,070/-)of lawful money of the said Republic plus VAT, NBT and any other relevant government taxes, levies at the time in force or to be hereinafter imposed by the Government in the manner following:-

(i).                                  The Sub-Lessee shall pay the lease rentals in advance every month on or before 15th day of each month as stipulated in the Second Schedule hereto together with VAT,NBT and any other relevant government taxes, levies at the time in force or to be hereinafter imposed by the Government.

(ii)                                  For the avoidance of doubt

•                  the rental payments above stated are inclusive of service charges due to Sub Lessor if any.

•                  Monthly rental invoices would be from 15th to the 14th of following month from the lease commencement date.

(iii)                               The Sub-Lessor shall issue a ‘Suspended Tax Invoice’ for monthly rental every month provided the Sub —Lessee have registered under SVAT as  RIP.

(e)                                  YIELDING AND PAYING therefore unto the Sub-Lessor during the term and period a Refundable Security Deposit shall be paid in the following manner:

(i)                                     The Sub Lessee has already paid unto the Sub Lessor a sum of Rupees One Hundred and Fifty Six Million Three Hundred and Thirty Seven Thousand and Nine Hundred and Ten and cents Twenty Three (LKR.156,337,910.23/-)of lawful money by way of interest free Refundable Security Deposit (hereinafter referred to as ‘Refundable Security Deposit’) which was paid by the Sub Lessee to the Sub Lessor (the receipt whereof the Sub Lessor doth hereby admit and acknowledge) and the Sub Lessor will continue to hold the said sum as a refundable security deposit subject to conditions in sub clause ( e ) (ii) below.

(ii)                                  The said sum of Rupees One Hundred and Fifty Six Million Three Hundred and Thirty Seven Thousand and Nine Hundred and Ten and cents Twenty Three (LKR.156,337,910.23/-)shall be refunded to the Sub-Lessee in the manner hereinafter set out in Clauses 4(b) and 4(e) hereof without any interest at the expiration or sooner determination of these presents.

2.                                     That the Sub-Lessee to the intent that the obligations shall continue throughout the term and period hereby created doth hereby covenant and agree to and with the Sub-Lessor as follows:

(a)          To use the demised premises solely for IT/ITES related activities and for         no other purpose whatsoever.

(b)          To pay and settle the lease rentals together with the taxes in the manner aforesaid and/or any other charges without any deduction or set off or falling into arrears whatsoever.

(c)           Not to make or permit to be made any structural alterations or additions to the demised premises or any part thereof without the previous written consent of the Sub-Lessor first had and obtained in which event such alterations or additions shall be done at the sole expense of the Sub-Lessee. To attend to all minor repairs of the said Floor Area (other than structural or external repairs) not exceeding Sri Lankan Rupees Twenty Thousand (LKR.20,000/-) at any given instance per item per repair but cumulatively not exceeding Sri Lankan Rupees Two Hundred Thousand in a given calendar month.  Provided however that the Sub-Lessee shall be entitled at its cost and expense to carry out internal electrical wiring, network cabling or installation of any machinery at the demised premises and to install any fixtures fittings and other conveniences as the Sub-Lessee may require for the permitted purpose referred to in clause 2(a) above, which do not interfere with any existing arrangements and to remove the same at the expiry of the term and period hereby created subject to its renovating repairing and making good at its expense any damage caused by such installation and/or removal and without damaging or altering the appearance of the original Building fair wear and tear excepted.

Provided also that the Sub-Lessee shall bear costs of any repair for any damage caused to the said Floor Area by the negligence and/or wilful act/s on the part of the Sub-Lessee or its servants invitees visitors or licensees, fair wear and tear excepted, which repair shall be carried out by the Sub-Lessor.

(d)          To obtain at the Sub-Lessee’s expense all approvals and licenses for the operation of the said business of the Sub-Lessee from any Statutory Board or Authority under applicable law.

(e)           To bear pay and discharge all taxes and levies imposed or charged by and payable to the Government of the said Republic in respect of the operation of the said business of the Sub-Lessee at the demised premises. Provided however any increases in the existing rates and taxes due to the business carried on by the Sub-Lessee at the demised premises shall be borne and paid by the Sub-Lessee but only in proportion to the floor area of the demised premises.

(f)            To allow permit and suffer the Sub-Lessor or its nominee or nominees duly nominated in writing at all reasonable hours to have free access to the demised premises for the purpose of visiting and inspecting the state and condition thereof with at least Forty-Eight (48) hours prior written notice given by the Sub-Lessor to the Sub-Lessee.

(g)           Not to further sub-let or sub-lease the demised premises or any part or portion thereof or assign these presents unto any person or persons or body of persons. However, this prohibition will not in any event prohibit and or prevent the Sub-Lessee from further sub-letting and or sub-leasing the demised premises for any IT/ITES related business to its parent, subsidiary, affiliate and/or Group Company.

(h)          i. To keep and maintain the said Floor Area in a tenantable clean and sanitary state order and condition in strict conformity with the rules and by laws of the Colombo Municipal Council, Central Environmental Authority, Urban Development Authority or any other governmental authority affecting the use or occupation of the demised premises and keep the Sub-Lessor indemnified against all suits prosecutions fines and impositions whatsoever resulting from a breach or non-observance thereof save and except where such suits prosecutions fines and impositions result from any act omission default and/or negligence by the Sub-Lessor its servants or agents invitees visitors or licensees.

ii. The maintenance of the equipment of the Sub-Lessee in respect of the demised premises shall be the sole responsibility of the Sub-Lessee.

(i)              Not to cover, darken, obstruct or obscure any of the ventilation openings windows or lights in the Common Areas of the Building and not to obstruct or cause or suffer to be obstructed the entrance, lifts, staircases, landings, passages and roadways leading to the demised premises.

(j)             To pay or cause to be paid to the appropriate authority all dues and charges in respect of telecommunication facilities including telephone, and other allied services installed for the use of the Sub-Lessee’s business in the said Floor Area within the time period stipulated by the aforesaid appropriate authority during the said term hereby created inclusive of any such bill which may be delivered even subsequently if such bill relates to the said term hereby created and to indemnify and keep the Sub-Lessor indemnified against all suits prosecutions fines and impositions resulting from non-payment thereof. If required by the Sub-Lessor the Sub-Lessee shall make available for inspection by the Sub-Lessor bills rendered by the authorities aforesaid to the Sub-Lessee and receipts for payments thereof made by the Sub-Lessee to the said authorities.

(k)        To be responsible for and indemnify the Sub-Lessor against all damages caused to the demised premises or any part or portion thereof by any visitor customer invitee or employee of the Sub-Lessee intentionally or by negligence, fair wear and tear excepted; or any injury to or loss of property or belongings of any visitor customer invitee or employee of the Sub-Lessee in the said Floor Area.

(l)              The Sub Lessee shall adhere to all security policies, procedures and house rules and regulations as per Annexure2 annexed hereto formulated by the Sub Lessor and also use the common areas only for the specified purpose directed by the Sub Lessor.  The Sub Lessee shall not gather its staff or the Sub Lessee’s staff shall not engage in any activity within common areas and/or usage of any point within common areas without prior written approval of the Sub Lessor and such authority if necessary will be granted by the Sub Lessor strictly at the sole discretion of the Sub Lessor. At all times the Sub Lessee shall maintain sound levels at or below 40dB within the demised premises or any part thereof and shall comply with and adhere to all environmental laws, policies, procedures and other rules or regulations formulated by the local authority or any other statutory body in respect of the demised premises.

(m)      Not to use the demised premises or any part thereof for any unlawful illegal or immoral purpose or nature and not to do or permit to be done any act or thing which may become a nuisance or give cause for complaint from the occupants of the other parts of the Building or of any neighbouring premises and to pay the Sub-Lessor all charges costs and expenses incurred by the Sub-Lessor at any time during the continuance of the term and period hereby created in abating any nuisance resulting from acts or omission of the Sub-Lessee, pursuant to an order or direction made by the local authority or any other statutory body.

(n)        Not to expose the Sub-Lessor to any penalty fines or forfeiture whatsoever by committing or permitting any person to commit a breach of any law rules or regulations governing the business carried on upon the demised premises or any part thereof or of any provision of the Local Government rules or regulations affecting the demised premises any part or portion thereof.

(o)          At all times during the term and period hereby created to comply with all requirements as may be imposed upon the occupier under any statute now or hereinafter in force and any orders rules regulations requirements and notices thereunder due to the business carried on by the Sub —Lessee at the demised premises.

(p)          Not to store or bring to the demised premises any articles of specially   combustible inflammable or dangerous nature (save such items as may be necessary  its day to day use and operation of its business) and not to do or permit or suffer anything to be done by reason whereof any insurance effected on the Demised Premises may be rendered void or voidable or whereby the rate of premium thereof may be increased and to reimburse the Sub-Lessor all sums paid by the Sub-Lessor by way of increased premium due to intentional or negligent acts or omissions of the Sub-Lessee and to comply with all recommendations of the insurer notified in writing by the Sub-Lessor to the Sub-Lessee, as to fire precautions relating to the demised premises.

(q)          To insure and keep specific insurance policies covering fire theft burglary explosions and similar contingencies and to pay all premiums necessary for effecting such insurance covering the Sub-Lessee’s articles goods furniture fittings equipment machinery electrical appliances and the like in the demised premises and indemnify and keep the Sub-Lessor indemnified against any claims in respect of same.

(r)             At the request of the Sub-Lessor or its authorised representatives to permit during the last Six (06) months of the term and period hereby created (if there is to be no renewal of these presents) any prospective Sub-Lessee/tenant or purchaser at all reasonable hours of the day at the convenience of the Sub-Lessee with at least  Forty Eight (48) hours prior written notice given by the Sub-Lessor to the Sub-Lessee to enter and view the demised premises and such intending Sub-Lessee/tenant or purchaser shall be accompanied by  a senior executive of the Sub-Lessor after serving due written notice to the Sub-Lessee of the name of such senior executive.

(s)            In order to safeguard the Sub Lessee’s assets as felt required by the Sub Lessee, at the expense of the Sub-Lessee to employ security personnel at the demised premises and to ensure at all times that the services of the security personnel are confined to the demised premises.

(t)             The Sub -Lessee is required at the expiration of the term hereby created or the sooner determination thereof to peaceably quit surrender and deliver peaceful and vacant possession of the demised premises to the Sub-Lessor in such good and tenantable repair and condition reasonable wear and tear and damage due to any cause not within the control of the Sub-Lessee excepted. Provided however that the Sub-Lessee shall be entitled to remove all furniture and other movables as well as fixtures fittings equipment and the like brought in by the Sub-Lessee making good any damage caused to the demised premises by any intentional or negligent act caused by an employee or visitor of the Sub-Lessee. Provided always that the Sub-Lessee shall be liable to pay the Sub-Lessor and the Sub-Lessor shall be entitled to recover a sum of  Sri Lankan Rupees One Million Five Hundred Thousand

only   (LKR. 1,500,000/-) plus applicable taxes per day for each and every day of such over holding in breach of this Clause and until the Sub-Lessee delivers and yields up vacant possession as aforesaid of the demised premises to the Sub-Lessor and the Sub-Lessor shall have the right to sue the Sub-Lessee for ejectment of the Sub-Lessee from the demised premises and for the recovery of continuing damages as aforesaid anything to the contrary in any other law or equity notwithstanding. The Sub-Lessee shall claim if any damages by an appropriate law suit which may have been sustained by reason of the Sub-Lessor’s non-observance of the covenants conditions and stipulations herein contained to be observed and performed by the Sub-Lessor.

(u)          (i) In the event the Sub Lessor provides utilities to the Sub lessee, the Sub lessee shall pay and settle all utility bills without falling into arrears whether for electricity, water, chilled water supply based on BTUHr for the Air Handling Units installed at the demised premises by the Sub Lessor for the Sub-Lessee’s use or otherwise within 14 days of being invoiced by the Sub Lessor. The Sub Lessee shall pay all meter charges as set out in the Sub-Meter fixed for the demised premises or (if such sub —meter does not exist) an amount calculated by dividing the  Ground Floor Meter charge from the total number of  leased floor area or  Total AC Capacity in operation within the First Floor of the building.

(ii) In the event of non-payment of utility bills on time by the Sub Lessor, penalties imposed as per relevant government regulations set out below shall apply and be payable by the Sub Lessor. Provided however the payment of utility bills by the Sub-Lessor within this period is dependent on the Sub-Lessee paying the Sub-Lessor also within 14 days of being invoiced by Sub Lessor, and if not received within said period, the Sub-Lessee agrees to pay the Sub-Lessor any penalties levied by the relevant authorities for utilities due to non-payment by the Sub-Lessee on time.

The penalties imposed as per relevant government regulations inter alia are as follows:

For electricity —Gazette notification No -129/9 of 11th June 2003 —Failure to pay the bill within 15 days will result in an interest charge of 1.0% and further delay will result in an interest charge of 2% monthly. The supply also will be disconnected if payment is delayed more than 30 days.

For water —Law No 2 of 1974 Section 88 —Failure to pay the bill within 30 days will result in an interest charges of 2% per month. The supply will also be disconnected if payment is delayed more than 30 days.

For chilled water supply- Failure to pay the bill within 15 days will result in an interest charge of 1.0% and further delay will result in an interest charge of 2% monthly. The supply also will be disconnected if payment is delayed more than 30 days.

3.                                     The Sub-Lessor doth hereby covenant and agree to and with the Sub-Lessee as follows:-

(a)          That the Sub-Lessee on paying the rents as specified in this agreement and observing and performing the several covenants and stipulations herein contained shall peaceably and quietly hold and enjoy the demised premises and shall have free access to the same 24 hours a day, seven days a week during the continuance of the term and period hereby created without any interruption or disturbance from or by the Sub-Lessor or by any other person lawfully claiming any right from under or in trust for the Sub-Lessor.

(b)          To warrant and defend the leasehold title to the land and premises and the building thereon morefully described in the Schedule hereto and keep the Sub-Lessee indemnified and saved harmless at all times from all claims demands costs damages and losses which may be incurred or suffered by the Sub-Lessee arising out of the leasehold title to the demised premises being defective or for any interruption or disturbance caused to the sub-leasehold rights of the Sub-Lessee due to any direct or indirect action or omission of the Sub-Lessor.

(c)           To effect all structural repairs (both internal and external) amounting to any Sri Lankan Rupee value and all repairs to the demised premises exceeding the sum of Sri Lankan Rupees Twenty Thousand (Rs.20,000/-) at any one time per item per repair or cumulatively exceeding Sri Lankan Rupees Two  Hundred Thousand (LKR 200,000/-) in a given calendar month   provided that such repairs are not occasioned by any damage caused by the wilful negligence of the Sub-Lessee.

(d)          To provide the Sub-Lessee reserved parking facilities for Two Hundred and Thirty Three (233) vehicles for the employees of the Sub-Lessee without any charge and to restrict third parties from using the same during the said term. For the avoidance of doubt, one parking slot may be utilised for parking four (4) motorbikes. Any additional parking facilities shall be provided subject to availability of parking space at the rate of Rs. 5,000/- per parking slot per month with applicable taxes. Parking rates are subject to variation by Sub Lessor.

(e)           To pay and discharge or cause to be paid and discharged the existing rates and taxes due in respect of the demised premises of which the demised premises forms a part, to the Colombo Municipal Council and to keep the Sub-Lessee indemnified against any claims arising from the non-payment of any rates and taxes thereof.

(f)         To insure and keep insured the Building of which the demised premises forms a part during the term and period of this sub-lease against any loss or damage by fire                   lightning storm tempest explosion riots and civil commotion disturbances malicious damage terrorism and similar contingencies with  a reputed insurance company registered with the Insurance Board of Sri Lanka and to pay all the premiums necessary for effecting and keeping in force such insurance and in the event of any loss or damage by any of the aforesaid agencies all sums of money received or recovered by the Sub-Lessor by virtue of such insurance shall be paid out and expended in rebuilding or reinstating the demised premises. The Sub-Lessor shall not be under any obligation to insure the property/assets of the Sub-Lessee in the demised premises and shall not be under any obligation to repair any damage thereto or replace same, unless such damage is caused by the wilful or negligent act or omission of an employee, agent, visitor or licensee of the Sub-Lessor.

(g)           To provide three phase electricity and mains and standby power, water and chilled water for use by the Air Handling Unit (s) installed by the Sub-Lessor for the use of the Sub-Lessee at the demised premises provided that the Sub-Lessor shall not be liable for any interruption in the said services due to any act of nature beyond the control of Sub-Lessor  for any damage caused to the Sub-Lessee by the unavailability  of  supply  of  electricity  and  water by relevant government authorities to  the demised premises.

(h)          Further to clause 3(g) above, the Sub-Lessor shall:

i)                                         diligently pay and discharge on time, each and every month, all payments to be made to the Ceylon Electricity Board and the National Water Supply and Drainage Board for the consumption of electricity and water at the demised premises subject to clause 2(u);

ii)                                      provide a standby generator with sufficient redundancy capacity(N+1) at its cost to meet contingencies in the event of a shortage or failure of power supply affecting the said business of the Sub-Lessee;

iii)                                   provide at the cost of the Sub-Lessor, a Diesel storage tank to store fuel for a minimum of ten (10) days for the purpose of supplying power through the said standby generator;

iv)                                  maintain a water tank, to prevent interruption of water supply to the demised premises;

v)                                     in the event of a break down in the supply of water and/or electricity to the demised premises, restore such supply promptly;

(i)              To issue monthly invoices for the supply of electricity, water and chilled water referred to in clause 2(u), in the following manner:

a)           In respect of electricity:

1)             the KWH charge shall be calculated based on the reading for the relevant month in the KWH meter provided to the Sub-Lessee for the said Floor Area and the KWH unit price stipulated by the Ceylon Electricity Board.

2)             The KVA charge shall be calculated based on the highest KVA meter reading for the relevant month as recorded in the KVA meter provided to the Sub-Lessee for the said floor area and the KVA unit price stipulated by the Ceylon Electricity Board.

b)           In respect of water:

1)             water consumption in the said Floor Area shall be calculated based on the reading for the relevant month in the water meter provided to the Sub-Lessee for the said Floor Area and the rates charged by the National Water Supply and Drainage Board for the units consumed by the Sub-Lessee.

c)            i) In respect of chilled water supplied to the air handling units as part of the air conditioning system :

Chilled water consumption in the said floor area shall be calculated based on the reading for the relevant month in the BTUHr meter provided to the Sub-Lessee for the said floor area and a BTUHr rate computed by the Sub-Lessor. The BTUHr rate shall be computed based on the electricity meter readings in the common chiller and cooling tower panel multiplied by the CEB tariffs divided by the total BTUHr generated for the relevant month.

ii) Provided however, the Sub-Lessee is entitled to verify the meter readings referred to above, at any time and to obtain expert opinion from a third party in the event there is a disagreement between the Sub-Lessor and the Sub-Lessee of the amounts set out in the invoices issued by the Sub-Lessor in relation to the supply of electricity and water and consumption thereof.

(j)             To maintain or cause to be maintained the Common Areas of the Building in a clean sanitary state order and condition with proper lighting, drainage and plumbing systems in conformity with the rules and by laws of the local authority.

(k)          At all times during the term and period hereby created to comply with all requirements as may be imposed upon the Sub-Lessor as the owner of the demised premises under any statute now or hereafter in force and any orders, rules, regulations, requirements and notices thereunder and to keep the Sub-Lessee indemnified against any claims arising from the breach thereof by the Sub-Lessor.

(l)              To observe all terms and conditions under the Original Lease Agreement and settle all payments due under the Original Lease, to the Original Lessor on time.

(m)      The Sub-Lessor shall provide & maintain the air conditioning, lighting/illumination, lighting detections, generators, fire protection and fire detection systems including fire hose reel and fire extinguishers at its cost.

(n)          The elevators shall be maintained by the Sub-Lessor provided however Two elevators shall always be functional during such maintenance work for use by the Sub-Lessee

(o)          The Sub-Lessor shall at its cost appoint a person/s to maintain the Building Management System (BMS) on a 24 x 7 basis with capacity to respond to operational requirements and breakdowns and to correct same on an urgent basis and Sub-Lessor shall provide connection to the said BMS for installation of terminal.

(p)          The Sub-Lessor shall appoint a fit and proper responsible person from its Company for the purpose of correspondence with the Sub-Lessee.

4.                                      Provided always and it is hereby expressly agreed and declared by and between the Sub-Lessor and the Sub-Lessee as follows:-

(a)         That in the case of violence due to war civil war or civil commotion terrorism or of fire explosion storm tempest flood inevitable accident or other irresistible force causing damage or destruction to the demised premises the Sub-Lessor will restore and reinstate the demised premises within a reasonable time at the Sub-Lessor’s cost and expense and meanwhile the rent reserved hereunder or a fair proportion or part thereof according to the nature and extent of the damage shall abate until the demised premises shall be restored and be reinstated and may be ready for occupation within a reasonable time from the date of happening of any such event. Provided however that if the demised premises have been rendered wholly unfit for occupation and use by the Sub-Lessee for its business or if the Sub-Lessor shall fail to permit the Sub-Lessee to restore the demised premises fit for occupation and use by the Sub-Lessee within a reasonable time as acceptable by the Sub-Lessee it shall be lawful for the Sub-Lessee to forthwith  determine this Indenture by giving the Sub-Lessor Fourteen (14) days’ notice in writing of its intention so to do and upon the expiry of such notice this Indenture shall absolutely cease and determine subject however to the provision of clause2(t) after utilization of the security deposit in the manner set out in Clause 4 (e) hereof.

(b)         In the event that -

(i)   The Sub-Lessee shall default in making any lease rental payment and such other charges due hereunder or any other covenants herein contained the Sub-Lessor shall give to the Sub-Lessee Three (03) months notice in writing to observe or perform such covenant or condition or remedy such default and in the event such default remains unremedied at the expiration of the said notice of Three (03) months; and/or

(ii)   The Sub-Lessee shall default in the performance of any of its covenants herein contained or Sub Lessor requires to terminate this Indenture of Lease, the Sub-Lessor shall give to the Sub-Lessee Three (03) months written notice to observe or perform such covenant or condition as the case may be and in the event such default remains unremedied or for any reason attributable to Sub Lessor at the expiration of the said notice of Three (03) months; and/or

(iii)The Sub-Lessee files a voluntary petition in bankruptcy/insolvency or consents to an involuntary petition in bankruptcy or a petition for the winding up of the Sub-Lessee’s business is filed in court or fails to vacate within Three (03) months from date of entry of an order approving an insolvency/bankruptcy petition.

then and in each of any of the foregoing events the Sub-Lessor shall have the right at its option to terminate this Indenture forthwith after giving three(03) months notice of termination and repossess the demised premises by the Sub-Lessor. In the event the Sub-Lessee does not by such date of repossession remove the persons and property from the demised premises, the Sub-Lessor shall  at the Sub-Lessee’s expense remove all persons and property  there from and the Sub-Lessor shall after utilizing the said sum of  One Hundred Fifty Six Million Three Hundred Thirty Seven Thousand Nine Hundred and Ten and cents Twenty Three(LKR.156,337,910.23/) obtained as an Interest Free refundable security deposit in the manner set out in clause 4(e),  have the liberty and right to sue and recover from the Sub-Lessee any sum due by way of arrears of lease rentals, arrears in payment for use of electricity, water and arrears of payment for all services and facilities provided by the Sub-Lessor under this sub-lease agreement and damages which may have been sustained by reason of the Sub-Lessee’s non-observance of the covenants conditions and stipulations herein contained to be observed and performed by the Sub-Lessee.

(c)   In the event that -

(i) The Sub-Lessor shall default in the performance of any of its covenants and such other charges due hereunder, the Sub-Lessee shall give to the Sub-Lessor Three (03) months’ notice in writing to observe or perform such covenant or condition or make good such default and in the event such default remains unremedied at the expiration of the said notice of Three (03) months; and/or

(ii) The Sub-Lessor files a voluntary petition in bankruptcy/insolvency or consents to an involuntary petition in bankruptcy or a petition for the winding up of the Sub-Lessor’s business is filed in court; and/or

(iii).The Sub-Lessor’s leasehold title to the demised premises is terminated; and/or then and in each of any of the foregoing events the Sub-Lessee shall have the right at its option to terminate this Indenture forthwith and require the refund of all payments made under this Agreement to the Sub-Lessor in advance, such as the unutilised portion of the rents, and service charges in respect of any unutilised period from and out of the term and period of the sub-lease to which such rents relate as well as the refund of the refundable security deposit in the manner  set out in clause 4(e), upon handing over of the vacant and peaceful possession of the demised premises to the Sub-Lessor. Provided that the Sub-Lessee shall claim if any damages by an appropriate law suit which may have been sustained by reason of the Sub-Lessor’s non-observance of the covenants conditions and stipulations herein contained to be observed and performed by the Sub-Lessor.

(d)  Notwithstanding the contents of clauses 4(b) and 4 (c) above, the Sub-Lessee shall have the right to terminate this indenture of lease by giving to the Sub-Lessor not less than Twelve (12)calendar months prior notice in writing and at the end of such term of Twelve (12) months this sublease shall absolutely cease and determine and in such event the Sub-Lessor shall return or refund to the Sub-Lessee upon the Sub-Lessee handing over vacant and peaceful possession of the demised premises to the Sub-Lessor all payments made under this agreement in advance if any, such as, unutilised portion of the lease rentals and services charges paid in advance,  and the Refundable Security Deposit, in the manner set out in clause 4(e). At the termination of these presents in the manner aforesaid the Sub-Lessee shall deliver unto the Sub-Lessor vacant and peaceful possession of the demised premises in accordance with Clause 2(t) hereof. Provided however if the Sub-Lessee does not give Twelve(12) months prior written notice of termination the Sub-Lessor shall deduct lease rentals from the refundable security deposit One Hundred Fifty Six Million Three Hundred Thirty Seven Thousand Nine Hundred and Ten and cents Twenty Three (LKR.156,337,910.23) for the unnoticed period however shall refund to the Sub-Lessee all other payments made under this agreement in advance if any, such as unutilised portions of rents and service charges, with in Thirty (30) days upon handing over of vacant possession by the Sub-Lessee. The Sub-Lessee shall claim if any damages by an appropriate law suit which may have been sustained by reason of the Sub-Lessor’s non-observance of the covenants conditions and stipulations herein contained to be observed and performed by the Sub-Lessor.

(e)   The Sub-Lessor shall refund the refundable security deposit of One Hundred Fifty Six Million Three Hundred Thirty Seven Thousand Nine Hundred and Ten and cents Twenty Three (LKR.156,337,910.23/-)obtained from the Sub-Lessee after utilizing same for the settlement of any arrears of lease rentals, arrears in payment for use of electricity, water, arrears arising from such other charges due in terms of these presents and for damages sustained to the demised premises by the intentional or negligent actions of an employee, agent or visitor of the Sub-Lessee, fair wear and tear excepted within  Thirty(30) days of the expiry of this indenture of lease or sooner determination thereof. If the Sub — Lessor does not refund the said deposit as mentioned above, interest will apply from the expiry of the said thirty (30) days period at a rate of Average Weighted Prime Lending Rate plus Two Per Centum (AWPLR+2%) calculated per diem.

(f)    If any instalment of lease rentals and / or service charges remain unpaid on the due dates specified in Clause 1(d) of this indenture of sub-lease, interest at Average Weighted Prime Lending Rate plus Two Per Centum (AWPLR+2%) calculated per diem on the rental and other charges commencing from the expiry of two weeks from the due date. The rate applicable for AWPLR will be that published by the Central Bank of Sri Lanka on the first day of the particular Quarter and shall be payable by the Sub-Lessee until such time as the unpaid monthly instalment of lease rentals and/or other charges are paid for the duration it occupied the said Floor Area.

(g)   If either party is in breach of any terms or conditions of the lease herein granted the aggrieved party shall be entitled to give fifteen (15) days written notice to the defaulting party to rectify such breach and at the end of such period if such breach is not rectified the aggrieved party may take steps to rectify such breach as aforesaid and in such event the defaulting party shall forthwith pay to the aggrieved party on written notification by the aggrieved party such sum of money expended by the aggrieved party to rectify such breach plus damages at Twenty (20%) per centum of the said cost for non-compliance by the defaulting party of such breach In the event of non-payment or further breach by the defaulting party the aggrieved party shall be entitled to refer the same to an independent arbitrator as per Arbitration Act No.11 of 1995 and if the arbitration order is not given in fifteen (15) days time the aggrieved party shall be entitled to terminate the lease herein granted by giving a further fifteen (15) days written notice to the defaulting party.

(h)   The Sub-Lessor and Sub-Lessee shall expressly oblige to comply with the covenants conditions and stipulations herein contained to be observed and performed and shall not terminate at any time during the term and period of this indenture save and except the procedure stipulated in the covenants and conditions herein.

(i)    The Sub-Lessee shall not either during the term and period hereby created or after  the termination of these presents by effluxion of time or otherwise claim any sum of money whatsoever from the Sub-Lessor as compensation or otherwise for any improvements effected by reason of the Sub-Lessee carrying out any permitted alterations additions or repairs to the demised premises and/or any improvements to the demised premises and in the event of any such alterations additions repairs or improvements having been carried out by the Sub-Lessee in contravention of any Colombo Municipal Council and/or Urban Development Authority or any other statutory regulations or by-laws or any other law for the time being in force the Sub-Lessee shall do or cause to be done all necessary things to bring the demised premises back to its original condition and shall keep the Sub-Lessor indemnified against all suits prosecutions fines and impositions whatsoever resulting from a breach of such regulations, by-laws or laws.

(j)    Notwithstanding anything herein contained the neither party shall during the term and period hereby created be liable to the other in respect of non - fulfilment of its obligations or any delay in fulfilment thereof by reason of destruction of the demised premises by fire water natural disasters riot and civil commotion malicious damage terrorism Act of God and inevitable accidents.

(k)   Notwithstanding anything herein contained the Sub-Lessor and Sub-Lessee hereby expressly agree that the rental and other charges as herein stated are exclusive of taxes such as Value Added Tax (VAT), Nation Building Tax (NBT) or any other tax that may be levied by future legislation and/or increased in future by the Government, Municipal Council, Provincial Council or any other Competent Authority by way of legislation or otherwise and that the Sub-Lessee shall and will bear such tax or additional taxes in consequence of such levy and/or increase where applicable unless payable by the Sub-Lessor as owner of the demised premises.

(l)             The Sub-Lessor and the Sub-Lessee hereby covenant and agree that the terms conditions and covenants herein contained shall be subject to the rules regulations and laws of the Republic of Sri Lanka.

(m)  To permit the Sub-Lessee at its own cost to erect display affix or exhibit on the ground floor, a name board of reasonable dimensions containing the name of the Sub-Lessee provided however the size of the said signage and the location of the display of the signage shall be determined in consultation with the Sub-Lessor. The Sub-Lessee shall remove all such additions without causing damages to the demised premises on the termination of this Agreement and on such removal of the additions any damages caused by wilful or negligent act by an employee, agent or visitor of the Sub-Lessee, to the demised premises shall be settled by the Sub-Lessee to the Sub-Lessor. The Sub-Lessee is liable to pay all dues, rates and taxes to the Colombo Municipal or any other authority in respect of the said display and keep the Sub-Lessor freed and indemnified from any costs and claims arising therefrom.

(n)   That if the Sub-Lessee shall be desirous of renewing this Indenture for a further period from the date of expiration hereof and shall give three (03) months’ notice in writing of the Sub-Lessee’s intention to the Sub-Lessor before the expiration of the term and period hereby created the Sub-Lessor may at the Sub-Lessor’s discretion at the expiration of the term and period hereby created grant to the Sub-Lessee a renewal of this Lease at a monthly rental & term to be mutually agreed between the Sub-Lessor and the Sub-Lessee based on the market rents prevailing at the time for similar premises. In the event that the Sub-Lessor do not intend to renew this indenture for a further period, the Sub-Lessor shall give twenty four (24) months’ prior written notice to the Sub-Lessee of that intention.

(o)   Notwithstanding anything herein contained the Sub-Lessor and Sub-Lessee hereby expressly covenant and agree that this Agreement shall be effective retrospectively from Fifteenth (15th) day of October Two Thousand and Seventeen (2017) and that the terms conditions and covenants herein contained effective from the said date till the expiration of this indenture of lease.

5.              Each party shall bear its own legal fees and other expenses incidental to the preparation execution and registration of these presents but the stamp duty shall be borne by the Sub Lessee.

6.              Any notices to be served hereunder shall be deemed to be sufficiently served on the Sub-Lessor and the Sub-Lessee if addressed and sent by Registered Post to the respective Registered Addresses aforesaid and any change in the respective addresses of either party aforesaid shall be given by registered post in like manner.

7.              None of the parties hereto may assign or attempt to assign any right or obligation under this Agreement to any other without the express prior written consent of the other party hereto.

8.              This Agreement cancels, supersedes and replaces any and all prior agreements between the parties hereto whether written or oral. This Agreement constitutes the entire understanding between the parties hereto and shall not be modified, amended or varied by a written document signed by the parties hereto. None of the parties hereto rely on representations other than those expressly set forth in this Agreement.

THE FIRST SCHEDULE ABOVE REFERRED TO:

All that divided and defined allotment of land and buildings bearing Assessment No.752, Danister de Silva Mawatha formerly Baseline Road which said allotment of land is marked Lot A in Plan No.1187 dated 27th, 29th March 1985 and 1st April 1985 made by P.Sinnethamby Licensed Surveyor is a divided and defined portion of land from and out of the portion of the land called Umbichy Mills situated along Danister de Silva Mawatha formerly Baseline Road in the GramaNiladari Division of Dematagoda and Divisional Secretary’s Division of Thimbirigasyaya within the Municipality and District of Colombo Western Province and is bounded on the

NORTH by Lots D, N and O in Plan No.1187 and Lot 2 in Plan No.1028 made by P.Sinnethamby Licensed Surveyor and bearing Assessment No.752/1, Danister de Silva Mawatha on the EAST by Lot 2 in Plan No.1028 and bearing Assessment No.752/1, Danister de Silva Mawatha and Dematagoda Ela on the SOUTH by premises bearing No.G658 and Danister de Silva Mawatha and Lot B in Plan No.1187 and on the WEST by Lot B in Plan No.1187 Premises bearing Assessment Nos.G658 & G716 Danister de Silva Mawatha, Private Road and Lot N in Plan No.1187 and containing in extent Six Acres Nought Roods Thirteen decimal Seven Five Perches (A6-R0-P13.75) Registered in A850/71 at the Land Registry Colombo.

According to a more recent survey the said Lot A is morefully described as follows:-

All  that divided and defined allotment of land marked Lot X depicted in Plan No. 1969 dated 23rd  March 1988 made by P.Sinnathamby Licensed Surveyor (being a resurvey of Lot A in survey plan No. 1187 dated 27th, 29th March 1985 and 1st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor) presently bearing assessment No. 752 and formerly No 752 (part of) situated along a road off Danister De Silva Mawatha formerly Baseline Road in the Dematagoda Ward No. 29 within the GramaNiladhari Division of Dematagoda and Divisional Secretary’s Division of Thimbirigasyaya in the PallePattu of SalpitiKorale within the Administrative  limits of Colombo Municipal Council in the District of Colombo Western Province and which said Lot X is bounded on the North by  Lot 6 (Approved private Road 40 feet wide) hereof and Lot 2 in Plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha on the East by Lot 2 in Plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha and Dematagoda Ela on the South byPremsies bearing Assessment No. G658 Danister De Silva Mawatha and Lot Y hereof on the West by Lot Y hereof premises bearing assessment No. G658 Danister de Silva Mawatha Private Road and premises bearing assessment G716 Danister De Silva Mawatha and Lot 2 in Plan No. 1028 bearing assmt.752/1 Danister De Silva Mawatha and containing in extent Six Acres Thirteen Decimal Seven Five Perches (A6-R0-P13.75) according to the said Plan No. 1969

Together with the right to use the following Road Reservations:-

1.   All that divided and defined allotment of land marked Lot 2 (Reservation for a Private Street) depicted in Plan No.873 dated 6th April 1964 made by S.Singanayagam Licensed Surveyor and Leveller of the land called Umbichy Mills situated along Baseline Road in the GramaNiladari Division of Dematagoda and Divisional Secretariat Division of Thimbirigasyaya aforesaid and which said Lot 2 is bounded on the NORTH EAST by Lot 1 in Plan No.873 on the SOUTH EAST by Lot 1 in Plan No.873 on the SOUTH WEST by Lot 4 in Plan No.873 and on the NORTH WEST by Lot 1 in Plan No.873 and containing in extent Thirty Eight perches (A0-R0-P38.0) Registered in A 640/257 at the Land Registry Colombo

2.   All that divided and defined allotment of land marked Lot 4 (Reservation for a Road) of the land called Umbichy Mills bearing Assessment No.756, 750/1 and 752/10 Baseline Road situated along Baseline Road in the GramaNiladari Division of Dematagoda and Divisional Secretariat Division of Thimbirigasyaya aforesaid and which said Lot 4 is bounded on the NORTH EAST by Lots 1 and 2 in Plan No.873 on the SOUTH EAST by Lots 1 and 3 in Plan No.873 on the SOUTH WEST by Lots 5 and 6 in Plan No.873 and Baseline Road and on the NORTH WEST by Lot 5 in Plan No.873 Baseline Road and Lot 7 in Plan No.873 and containing in extent One Rood Twenty Eight Perches (A0-R1-P28) Registered in A 638/250 at the Land Registry Colombo

3.   All that divided and defined allotment of land marked Lot 7 (Road) of the land called Umbichy Mills situated along Baseline Road in the GramaNiladari Division of Dematagoda and Divisional Secretariat Division of Thimbirigasyaya aforesaid and which said Lot 7 is bounded on the NORTH EAST by premises now bearing Assessments Nos.758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and Lot 4 in Plan No.873 on the SOUTH EAST by Lot 4 in Plan No.873 on the SOUTH WEST by Baseline Road and on the NORTH WEST by Baseline Road and premises now bearing Assessment Nos. 758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and containing in extent One Rood Eighteen Decimal Five Perches (A0-R1-P18.5) Registered in A 638/249 at the Colombo Land Registry.

Together with a further right of way over a new Road Reservation now in use marked Lot 6 in Plan No.1969 dated 27th, 29th March 1985 and 1st April 1985 made by P.Sinnethamby Licensed Surveyor and containing in extent One Rood Seventeen Decimal Six Nought Perches (A0-R1-P17.60) as per the said Plan No.1969.

THE SECOND SCHEDULE ABOVE REFERRED TO:

	Orion Main		Centre
BUILDING	Building	Office 3 & 4	Atrium

AREA	105,910	21,252	2,550
RENEWAL DATE	15/10/2017	15/10/2017	15/10/2017
EXPIRE DATE	14/10/2022	14/10/2022	14/10/2022
RENT RATE (SQ.FT) Rs.	181	181	151
RENT ESCALTION	Biennially 10%

				Total Monthly Rent
Month*	Rent	Rent	Rent	(Excluding Taxes)
October-17	19,169,710	3,846,612	385,050	23,401,372
November-17	19,169,710	3,846,612	385,050	23,401,372
December-17	19,169,710	3,846,612	385,050	23,401,372
January-18	19,169,710	3,846,612	385,050	23,401,372
February-18	19,169,710	3,846,612	385,050	23,401,372
March-18	19,169,710	3,846,612	385,050	23,401,372
April-18	19,169,710	3,846,612	385,050	23,401,372
May-18	19,169,710	3,846,612	385,050	23,401,372
June-18	19,169,710	3,846,612	385,050	23,401,372
July-18	19,169,710	3,846,612	385,050	23,401,372
August-18	19,169,710	3,846,612	385,050	23,401,372
September-18	19,169,710	3,846,612	385,050	23,401,372
October-18	19,169,710	3,846,612	385,050	23,401,372

November-18	19,169,710	3,846,612	385,050	23,401,372
December-18	19,169,710	3,846,612	385,050	23,401,372
January-19	19,169,710	3,846,612	385,050	23,401,372
February-19	19,169,710	3,846,612	385,050	23,401,372
March-19	19,169,710	3,846,612	385,050	23,401,372
April-19	19,169,710	3,846,612	385,050	23,401,372
May-19	19,169,710	3,846,612	385,050	23,401,372
June-19	19,169,710	3,846,612	385,050	23,401,372
July-19	19,169,710	3,846,612	385,050	23,401,372
August-19	19,169,710	3,846,612	385,050	23,401,372
September-19	19,169,710	3,846,612	385,050	23,401,372
October-19	21,086,681	4,231,273	423,555	25,741,509
November-19	21,086,681	4,231,273	423,555	25,741,509
December-19	21,086,681	4,231,273	423,555	25,741,509
January-20	21,086,681	4,231,273	423,555	25,741,509
February-20	21,086,681	4,231,273	423,555	25,741,509
March-20	21,086,681	4,231,273	423,555	25,741,509
April-20	21,086,681	4,231,273	423,555	25,741,509
May-20	21,086,681	4,231,273	423,555	25,741,509
June-20	21,086,681	4,231,273	423,555	25,741,509
July-20	21,086,681	4,231,273	423,555	25,741,509
August-20	21,086,681	4,231,273	423,555	25,741,509
September-20	21,086,681	4,231,273	423,555	25,741,509
October-20	21,086,681	4,231,273	423,555	25,741,509
November-20	21,086,681	4,231,273	423,555	25,741,509
December-20	21,086,681	4,231,273	423,555	25,741,509
January-21	21,086,681	4,231,273	423,555	25,741,509
February-21	21,086,681	4,231,273	423,555	25,741,509
March-21	21,086,681	4,231,273	423,555	25,741,509

April-21	21,086,681	4,231,273	423,555	25,741,509
May-21	21,086,681	4,231,273	423,555	25,741,509
June-21	21,086,681	4,231,273	423,555	25,741,509
July-21	21,086,681	4,231,273	423,555	25,741,509
August-21	21,086,681	4,231,273	423,555	25,741,509
September-21	21,086,681	4,231,273	423,555	25,741,509
October-21	23,195,349	4,654,401	465,911	28,315,660
November-21	23,195,349	4,654,401	465,911	28,315,660
December-21	23,195,349	4,654,401	465,911	28,315,660
January-22	23,195,349	4,654,401	465,911	28,315,660
February-22	23,195,349	4,654,401	465,911	28,315,660
March-22	23,195,349	4,654,401	465,911	28,315,660
April-22	23,195,349	4,654,401	465,911	28,315,660
May-22	23,195,349	4,654,401	465,911	28,315,660
June-22	23,195,349	4,654,401	465,911	28,315,660
July-22	23,195,349	4,654,401	465,911	28,315,660
August-22	23,195,349	4,654,401	465,911	28,315,660
September-22	23,195,349	4,654,401	465,911	28,315,660
Total	1,244,497,573	249,722,051	24,997,446	1,519,217,070

* For avoidance of any doubt monthly rental payments are calculated from 15th to the 14th of the following month

IN WITNESS WHEREOF the said ORION DEVELOPMENT (PRIVATE) and the said VIRTUSA (PRIVATE) LIMITED hath caused their hands under their respective Common Seals to be affixed hereunto and to three others of the same tenor as these presents at Colombo on the day month and year at the beginning hereof written.

The Common Seal of the said
ORION DEVELOPMENT (PRIVATE)
LIMITED was affixed hereto in the presence of)

/s/ Elijah Jayaseelan Gnanam
Elijah Jayaseelan Gnanam
and

/s/ Michael Santappan Jeevan Gnanam
Michael Santappan Jeevan Gnanam
Directors

who do hereby attest the sealing thereof

Witnesses:

1.

2.

The Common Seal of the said
VIRTUSA (PRIVATE) LIMITED
was affixed hereto in the presence of

/s/ Shireen Elizabeth Canekeratne
Shireen Elizabeth Canekeratne
And

/s/ Romani De Silva
Romani De Silva
Directors

who do hereby attest the sealing thereof

Witnesses:

1.

2.

ANNEXURE – 1

SKETCH - OMC

ORION MAIN BUILDING	-	105,910 Sq Ft	(Main building - Level G,M,1,2,3,4 & 5 /Service building Level G, 1 & 2)
OFFICE 3 & 4	-	21,252 Sq Ft	(Level G)
CENTER ATRIUM	-	2,550 Sq Ft	(Level G)

OFFICE -03
OFFICE -04
Center Atrium
OFFICE -05
OFFICE -01
N.A.T.S
I.Q.T
ORION OFFICE
CAR PARK(Orion)
FOOD COURT
CAR PARK(Virtusa)
CAR PARK(Virtusa)
NEBULA
VIRTUSA
Main Building
Service Building